Filed Pursuant to Rule 424(b)(2)
Registration No. 333-264739

Prospectus Supplement

(To Prospectus dated May 6, 2022)

$1,300,000,000

Burlington Northern Santa Fe, LLC

5.500% Debentures due March 15, 2055

The 5.500% Debentures due March 15, 2055 (the “Debentures”) will bear interest at the rate of 5.500% per annum.

Burlington Northern Santa Fe, LLC (“BNSF” or “we”) will pay interest on the Debentures semi-annually in arrears on March 15 and September 15 of each year. The first interest payment date will be March 15, 2025. The Debentures will mature on March 15, 2055. The Debentures will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We have the option to redeem all or a portion of the Debentures at any time or from time to time at the applicable redemption prices described in this prospectus supplement under the caption “Description of Debentures—Optional Redemption”. There is no sinking fund for the Debentures.

Investing in the Debentures involves risks. See Item 1A, “Risk Factors”, of our most recent Annual Report on Form 10-K to read about factors you should consider before buying the Debentures.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to BNSF
Per Debenture	99.470%	0.700%	98.770%
Total	$1,293,110,000	$9,100,000	$1,284,010,000

(1)	Plus accrued interest from June 7, 2024, if settlement occurs after that date. Interest on the Debentures must be paid by the purchasers if the Debentures are delivered after June 7, 2024.

The Debentures are a new issue of securities with no established trading market. We do not intend to list the Debentures on any securities exchange.

The underwriters expect to deliver the Debentures in book-entry form only, through the facilities of The Depository Trust Company against payment on or about June 7, 2024.

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	BofA Securities

Morgan Stanley

Co-Managers

Academy Securities	PNC Capital Markets LLC	US Bancorp

The date of this prospectus supplement is June 3, 2024.

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we file with the U.S. Securities and Exchange Commission (the “SEC”), and do not take responsibility for any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the debt securities described in this prospectus supplement and the accompanying prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated herein by reference is current only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is expected that the delivery of the Debentures will be made against payment therefor on or about June 7, 2024, which is the fourth business day following the date of pricing of the Debentures (such settlement cycle being referred to as “T+4”). You should note that trading of the Debentures on the date of this prospectus supplement or the next two succeeding business days may be affected by the settlement. See “Underwriting (Conflicts of Interest)—Other”.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You May Find More Information” in this prospectus supplement and the accompanying prospectus.

We have not, and the underwriters have not, authorized any other person to give you any information not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we file with the SEC. Accordingly, we and the underwriters do not take responsibility for any unauthorized information or representations. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated herein by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

Burlington Northern Santa Fe, LLC, a Delaware limited liability company, is a holding company that conducts no operating activities and owns no significant assets other than through its interests in its subsidiaries. Burlington Northern Santa Fe Corporation was incorporated in the State of Delaware on December 16, 1994. On February 12, 2010, Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), acquired 100% of the outstanding shares of Burlington Northern Santa Fe Corporation common stock that it did not already own. The acquisition was completed through the merger of a Berkshire wholly-owned merger subsidiary and Burlington Northern Santa Fe Corporation, with the surviving entity renamed Burlington Northern Santa Fe, LLC (“BNSF”). As used in this prospectus supplement, “BNSF” refers to Burlington Northern Santa Fe, LLC, its predecessor Burlington Northern Santa Fe Corporation and BNSF’s subsidiaries unless the context requires otherwise. BNSF is engaged primarily in freight railroad transportation through its ownership of its principal operating subsidiary, BNSF Railway Company (“BNSF Railway”). BNSF Railway operates one of the largest railroad networks in North America. BNSF Railway operates approximately 32,500 route miles of track (excluding multiple main tracks, yard tracks and sidings) in 28 states and also operates in three Canadian provinces as of December 31, 2023. BNSF Railway serves major cities and ports in the western and southern United States, Canadian and Mexican traffic and important gateways to the eastern United States.

BNSF Railway derives a substantial portion of its revenues from transportation services provided by the following business units: Consumer Products, which includes the business areas of domestic intermodal (including truckload/intermodal marketing companies and expedited truckload/less-than-truckload/parcel), international intermodal and automotive; Industrial Products, including the business areas of construction products, petroleum products, building products, chemicals and plastics products and food and beverages; Agricultural Products; and Coal.

Our principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (800) 795-2673.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Debentures, after deducting the underwriting discount and other expenses payable by us, will be approximately $1.282 billion. We intend to use the net proceeds for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of outstanding indebtedness, and distributions.

DESCRIPTION OF DEBENTURES

The following description of the particular terms of the Debentures offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on the description in this prospectus supplement.

General

BNSF will issue the 5.500% Debentures due March 15, 2055 (the “Debentures”) as a separate series of debt securities under the Indenture dated as of December 1, 1995 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of February 11, 2010, pursuant to which BNSF assumed the obligations under the Base Indenture, as supplemented, and the Twenty-Eighth Supplemental Indenture, to be dated as of the closing date (the Base Indenture, as so supplemented, the “Indenture”), between BNSF and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor-in-interest to The First National Bank of Chicago, as Trustee. The Base Indenture is filed as Exhibit 4 to BNSF’s registration statement on Form S-3 filed on February 8, 1999. The Fifth Supplemental Indenture is filed as Exhibit 4.1 to BNSF’s Current Report on Form 8-K filed on February 16, 2010.

BNSF is a holding company that conducts its operations through its operating subsidiaries. Accordingly, BNSF’s ability to pay principal and interest on the Debentures depends, in part, on its ability to obtain dividends or loans from its operating subsidiaries, which may be subject to contractual restrictions. In addition, the rights of BNSF and the rights of its creditors, including holders of the Debentures, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors, except to the extent BNSF itself may be a creditor with recognized claims against the subsidiary.

BNSF is a wholly owned subsidiary of Berkshire, which has control over all decisions requiring equity holder approval, including the election of BNSF’s Board of Directors. In circumstances involving a conflict of interest between Berkshire and BNSF’s creditors, Berkshire could exercise its control in a manner that would benefit Berkshire to the detriment of BNSF’s creditors.

The covenants in the Indenture will not necessarily afford the holders of the Debentures protection in the event of a decline in BNSF’s credit quality resulting from highly leveraged or other transactions involving BNSF.

BNSF may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. BNSF may specify a maximum aggregate principal amount for the debt securities of any series.

The Debentures will be unsecured obligations of BNSF and will rank on a parity with each other and with all other unsecured and unsubordinated indebtedness of BNSF. We will issue the Debentures in book-entry form only. We do not intend to list the Debentures on any securities exchange.

The Debentures will be issued in the aggregate principal amount of $1,300,000,000, will bear interest at 5.500% per annum and will mature on March 15, 2055.

The Debentures will bear interest from June 7, 2024 or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the Debentures semi-annually in arrears on March 15 and September 15 of each year to the registered holders of the Debentures as of the close of business on the immediately preceding March 1 and September 1, respectively, whether or not that day is a business day. The first interest payment date will be March 15, 2025. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If any date on which interest is payable on the Debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on such interest payment date. For purposes of this prospectus supplement, a “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close.

We may, without the consent of the holders of the Debentures, issue additional Debentures and thereby increase the principal amount of the Debentures in the future, on the same terms and conditions (except for the issue date, price to public and, if applicable, initial interest accrual date and the initial interest payment date) and with the same CUSIP number as the Debentures offered in this prospectus supplement.

No Sinking Fund

The Debentures will not be entitled to the benefit of a sinking fund.

Optional Redemption

Prior to September 15, 2054 (six months prior to their maturity date) (the “Par Call Date”), we may redeem the Debentures at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Debentures matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Debentures to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining

Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed.

In the case of a partial redemption, selection of the registered Debentures for redemption will be made by lot by the Trustee. No Debentures of a principal amount of $2,000 or less will be redeemed in part. If any Debenture in registered form is to be redeemed in part only, the notice of redemption that relates to such Debenture will state the portion of the principal amount of such Debenture to be redeemed. A new registered Debenture in a principal amount equal to the unredeemed portion of such Debenture will be issued in the name of the holder of such Debenture upon surrender for cancellation of the original registered Debenture. For so long as the Debentures are held by DTC (or another depositary), the redemption of the Debentures shall be done in accordance with the policies and procedures of the depositary. Under current DTC policies and procedures, a partial redemption will be treated as a pro rata pass-through distribution of principal.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the Debentures as described above, we will be required to make an offer to each holder of Debentures to repurchase all or any part (in integral multiples of $1,000) of that holder’s Debentures at a repurchase price in cash equal to 101% of the aggregate principal amount of Debentures repurchased plus any accrued and unpaid interest on the Debentures repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control, but after the public announcement of the transaction that constitutes or may constitute the change of control, we will transmit a notice to each holder of the Debentures, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Debentures on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is transmitted. The notice shall, if transmitted prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Debentures, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Debentures by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1)	accept for payment all Debentures or portions of Debentures properly tendered pursuant to our offer;

(2)	deposit with the trustee an amount equal to the aggregate purchase price in respect of all Debentures or portions of Debentures properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Debentures properly accepted, together with an officers’ certificate stating the aggregate principal amount of Debentures being purchased by us.

The trustee will promptly transmit to each holder of Debentures properly tendered the purchase price for the Debentures, and the trustee will promptly cause to be transferred by book entry to each holder a new debenture equal in principal amount to any unpurchased portion of any Debentures surrendered; provided that each new debenture will be in a principal amount of a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Debentures upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Debentures properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below investment grade ratings event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Debentures is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; or (2) public notice of the occurrence of a change of control or the intention by BNSF to effect a change of control, the Debentures are rated below investment grade by each of the rating agencies. Notwithstanding the foregoing, a below investment grade ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings reduction).

“Change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Berkshire, its subsidiaries, or its or such subsidiaries’ employee benefit plans, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade ratings event for the Debentures.

“Investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor ratings category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor ratings category of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Debentures or fails to make a rating of the Debentures publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a written consent or resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock (or other equity interests) of such person that is at the time entitled to vote generally in the election of the board of directors (or other equivalent body) of such person.

The change of control repurchase event feature of the Debentures may in certain circumstances make more difficult or discourage a sale of BNSF and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the Debentures, but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings on the Debentures.

We may not have sufficient funds to repurchase all of the Debentures upon a change of control repurchase event.

Replacement Capital Covenant Waiver

In 2005, we caused the issuance of 500,000 shares of 6.613% Fixed Rate/Floating Rate Trust Preferred Securities (the “trust preferred securities”) by BNSF Funding Trust I, a Delaware statutory trust formed by us (the “trust”), and issued $500,010,000 aggregate principal amount of our 6.613% Fixed Rate/Floating Rate Junior Subordinated Notes due December 15, 2055 (the “junior subordinated notes”) to the trust. In connection with these issuances, we entered into a Replacement Capital Covenant (the “Replacement Capital Covenant”), dated as of December 15, 2005, by BNSF in favor of and for the benefit of each Covered Debtholder (as defined therein). Pursuant to the Replacement Capital Covenant, we covenanted for the benefit of persons that buy, hold or sell the Covered Debt (as defined therein) that we will not redeem or repurchase, and we will cause the trust not to redeem or repurchase, junior subordinated notes or trust preferred securities on or before December 15, 2040 except, with certain limited exceptions, to the extent that during the 180 days prior to the date of that redemption or repurchase we have received a specified amount of proceeds from the sale of Replacement Capital Securities (as defined therein), which are specified securities with equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated notes. The Replacement Capital Covenant may be terminated if the holders of at least 51% by principal amount of the then-existing Covered Debt agree to terminate the Replacement Capital Covenant, or if we no longer have outstanding any indebtedness that qualifies as Covered Debt, and will be terminated on December 15, 2040 if not so terminated earlier.

During the period commencing on the earlier of (x) the date two years and 30 days prior to the final maturity date for the then-effective Covered Debt and (y) the date on which we give notice of redemption of the then-effective Covered Debt if such redemption is in whole or in part and, after giving effect to such redemption, the outstanding principal amount of such Covered Debt would be less than $100,000,000, or, if earlier than the date specified in clauses (x) and (y) of this sentence, on the date on which we or our subsidiary repurchases the then-effective Covered Debt in whole or in part and, after giving effect to such repurchase, the outstanding principal amount of such Covered Debt would be less than $100,000,000, we are required to identify the series of our eligible debt that will become the Covered Debt (which would be the series of our eligible debt with the latest occurring final maturity date) on the related redesignation date in accordance with the Replacement Capital Covenant. The Debentures would qualify as Covered Debt if we designated them as such. If we designate the Debentures as the Covered Debt, we expect that we would thereafter terminate the Replacement Capital Covenant in accordance with the terms of the Debentures as described below. In light of our ownership by Berkshire, we do not expect to issue additional equity securities. Terminating the Replacement Capital Covenant would provide us with additional flexibility to repay or refinance the trust preferred securities or the junior subordinated notes.

The Indenture will provide that each holder by its acceptance of a Debenture shall be deemed to have consented to the elimination of the Replacement Capital Covenant and all obligations of BNSF pursuant to the Replacement Capital Covenant. This consent shall be deemed to have been made on the date of issuance of the Debentures and on each day that the Debentures remain outstanding, although the elimination of the Replacement Capital Covenant will become operative only if the Debentures are designated to be the Covered Debt for purposes of the Replacement Capital Covenant. The trustee is authorized to take any action requested by BNSF to evidence such consent without further notice to or approval of the holders of the Debentures.

By purchasing Debentures, an investor shall be deemed to have waived, for itself and any and all successors and assigns, all rights with respect to, and to have irrevocably authorized us to terminate, the Replacement Capital Covenant upon such Debentures becoming the Covered Debt as described above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

This section summarizes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Debentures that may be relevant to you if you are an initial holder. However, the discussion is limited in the following ways:

•	The discussion covers you only if you buy your Debentures in the initial offering for cash at the price set forth on the cover page.

•	The discussion covers you only if you hold your Debentures as capital assets (that is, for investment purposes), and if you do not have a special tax status, such as:

•	certain financial institutions;

•	U.S. expatriates;

•	regulated investment companies or mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	broker-dealers or traders in stock, securities or currencies;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	real estate investment trusts;

•	persons holding Debentures as part of a hedge, straddle or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, and the partners or members of such entities;

•

U.S. Holders (as defined below) required to accelerate the recognition of any item of gross income with respect to the Debentures as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Code (defined below)); or

•	persons subject to the alternative minimum tax.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Debentures.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the Debentures, possibly with retroactive effect.

•	The discussion does not cover state, local or foreign law, nor does it address U.S. federal tax law other than income tax law.

•

We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of acquiring, owning and disposing of the Debentures. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying Debentures, we suggest that you consult your tax advisor about the tax consequences of acquiring, holding and disposing of the Debentures in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is a beneficial owner of Debentures that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation — or entity treated as a corporation for U.S. federal income tax purposes — that was created or organized under U.S. law (federal or state, including the District of Columbia);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person under applicable Treasury regulations.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Debentures, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Debentures, we suggest that you consult your tax advisor.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the Debentures as ordinary income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the Debentures as ordinary income as it accrues.

Sale, Redemption, Retirement or Other Taxable Disposition of Debentures

On your sale, redemption, retirement or other taxable disposition of your Debenture:

•

You will generally recognize taxable gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received by you and (2) your tax basis in the Debenture. Your tax basis in the Debenture is, in general, your cost of the Debenture, subject to certain adjustments.

•

Your gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you held the Debenture for more than one year. Your ability to deduct capital losses may be limited.

•

If you dispose of the Debenture between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Debenture but has not yet been paid by the date of the disposition. That amount will be treated as ordinary interest income (as described above under “—Interest”) and not as proceeds from the disposition.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•

Assuming you hold your Debentures through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and proceeds from the disposition of the Debentures, unless an exemption applies.

•

Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is generally your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•

If you are subject to these requirements but do not comply, the intermediary must withhold at a rate of 24% of all amounts payable to you on the Debentures (including principal payments, interest payments and proceeds from a disposition). This is called “backup withholding.” In addition, you may in certain circumstances be subject to penalties imposed by the IRS.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are generally exempt from these requirements.

•

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information with the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a Debenture (other than a partnership) that is not a U.S. Holder.

Withholding Taxes

Subject to the potential application of FATCA and backup withholding (discussed below), payments of principal and interest on the Debentures generally will not be subject to U.S. withholding taxes.

However, in the case of interest, for the general exemption from U.S. withholding taxes to apply to you, you must meet one of the following requirements:

•

You provide, under penalties of perjury, a completed and accurate IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), to the bank, broker or other intermediary through which you hold your Debentures. The IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, must contain your name, address, a statement that you are the beneficial owner of the Debentures and that you are not a U.S. person, and that the payments are not effectively connected with the conduct of your trade or business in the United States (or, where a tax treaty applies, are not attributable to a U.S. permanent establishment or fixed base).

•	You hold your Debentures directly through a “qualified intermediary” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person.

•

You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you generally must complete IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•

The interest income on the Debentures is effectively connected with the conduct of your trade or business in the United States, is not exempt from U.S. tax under an income tax treaty, and if required by the applicable income tax treaty, is attributable to a permanent establishment or fixed base you maintain in the United States. To claim this exemption, you must complete IRS Form W-8ECI. In this case, the interest income will generally be subject to U.S. federal income tax as described below under “—U.S. Trade or Business.”

Even if you meet one of the above requirements, interest paid to you will be subject to U.S. withholding tax (generally at a rate of 30%) under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•

An intermediary through which you hold the Debentures fails to comply with the procedures necessary to avoid withholding taxes on the Debentures. In particular, an intermediary is generally required to forward a copy of your IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other documentary information concerning your status), to the withholding agent for the Debentures. However, if you hold your Debentures through a qualified intermediary — or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Debentures — the qualified intermediary is not generally required to forward this information to the withholding agent in order to avoid withholding taxes on payments of interest on the Debentures.

•

You own, actually or constructively, 10% or more of the total combined voting power of all equity interests of BNSF or our ultimate parent Berkshire, you are a “controlled foreign corporation” related directly or indirectly to BNSF through equity ownership, or you are a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your business. In these cases, you will be exempt from withholding taxes only if (1) you are eligible for an income tax treaty exemption or if the interest income is effectively connected with the conduct of your trade or business in the United States, and (2) you provide us (or, if you hold your Debentures through a qualified intermediary, such qualified intermediary) with a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on IRS Form 1042-S. However, this reporting does not apply to you if you hold your Debentures directly through a qualified intermediary and the applicable procedures are complied with.

The rules regarding withholding are complex and vary depending on your individual situation. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to a withholding agent. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale, Redemption, Retirement or Other Taxable Disposition of Debentures

Subject to the potential application of backup withholding (discussed below), if you sell, redeem, retire or otherwise dispose of a Debenture in a taxable disposition, you will generally not be subject to U.S. federal income or withholding tax on any gain unless one of the following applies:

•	The gain is effectively connected with a trade or business that you conduct in the United States (and, where a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base);

•	You are an individual present in the United States for at least 183 days during the taxable year in which you dispose of the Debenture, and certain other conditions are satisfied; or

•	The gain represents accrued but unpaid interest, in which case the rules for interest (described above under “—Withholding Taxes”) would apply.

U.S. Trade or Business

If you hold your Debenture in connection with a trade or business that you are conducting in the United States (and, where a tax treaty applies, interest and gain on the Debenture is attributable to a U.S. permanent establishment or fixed base):

•	Any interest on the Debenture, and any gain from disposing of the Debenture, generally will be subject to income tax as if you were a U.S. person.

•

If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the Debenture. This tax rate is 30% but may be reduced or eliminated by an applicable income tax treaty.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•

Principal and interest payments you receive will generally be exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on IRS Form 1042-S.

•

Proceeds you receive on a disposition of your Debentures through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a disposition.

Medicare Tax

Certain persons who are individuals (other than nonresident aliens), estates or trusts are required to pay an additional 3.8% tax on the lesser of (a) their “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) (which includes interest income from, and gain recognized on the disposition of, the Debentures) for the relevant taxable year and (b) the excess of their modified adjusted gross income (in the case of individuals) or adjusted gross income (in the case of estates and trusts) for the taxable year over specified dollar amounts. We suggest that you consult your tax advisor regarding the applicability of this provision to your holding of the Debentures.

Foreign Account Tax Compliance Act (FATCA)

A 30% U.S. federal withholding tax may apply to interest on the Debentures paid to (i) a “foreign financial institution” as defined in Section 1471(d) of the Internal Revenue Code of 1986, as amended (the “Code”), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as defined in Section 1471(d) of the Code) and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as defined in Section 1472(d) of the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Intergovernmental agreements between the U.S. and certain other countries may modify the foregoing rules. We suggest that you consult your tax advisor regarding the applicability of these rules to your holding of the Debentures.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters for this offering named below have entered into an underwriting agreement with respect to the Debentures. Subject to certain conditions, we have agreed to sell to the underwriters and each underwriter has severally, and not jointly, agreed to purchase the principal amount of Debentures indicated in the following table. BofA Securities, Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers and as representatives of the underwriters.

Underwriters	Principal Amount of Debentures
Citigroup Global Markets Inc.	$341,250,000
Goldman Sachs & Co. LLC	341,250,000
BofA Securities, Inc.	227,500,000
Morgan Stanley & Co. LLC	162,500,000
Academy Securities, Inc.	75,834,000
PNC Capital Markets LLC	75,833,000
U.S. Bancorp Investments, Inc.	75,833,000

Total	$1,300,000,000

Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount. Any such securities dealers may resell any Debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.300% of the principal amount. If all the Debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the Debentures by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Debentures are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

In connection with the offering, the underwriters may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $2,245,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have provided, are providing and may in the future provide, commercial banking, investment banking, corporate trust and financial advisory services to BNSF and our affiliates, for which they have in the past received, and may in the future receive, customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Debentures offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Berkshire owns more than 10% of the outstanding common stock of Bank of America Corporation, the parent company of BofA Securities, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. Because the Debentures to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. BofA Securities, Inc. will not confirm sales of the Debentures to any account over which it exercises discretionary authority without the prior written approval of the customer.

Other

It is expected that the delivery of the Debentures will be made against payment therefor on or about June 7, 2024, which is the fourth business day following the date of pricing of the Debentures (such settlement cycle being referred to as “T+4”). You should note that trading of the Debentures on the date of this prospectus supplement or the next two succeeding business days may be affected by the settlement.

Notice to Prospective Investors in the European Economic Area

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Debentures in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Debentures. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Debentures in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Debentures. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), or (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The Debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Debentures described herein. The Debentures may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Debentures constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Debentures may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the Debentures or us have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of Debentures will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of the Debentures has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Debentures.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Debentures other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Debentures, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Debentures have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Debentures nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Debentures or caused such Debentures to be made the subject of an invitation for subscription or purchase and will not offer or sell such Debentures or cause such Debentures to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Debentures, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Debentures are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Debentures pursuant to an offer made under Section 275 of the SFA, except:

(i)

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Debentures are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Debentures have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Debentures in Taiwan.

Notice to Prospective Investors in South Korea

The Debentures have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”). None of the

Debentures may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). For a period of one year from the issue date of the Debentures, any acquirer of the Debentures who was solicited to buy the Debentures in Korea is prohibited from transferring any of the Debentures to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the Debentures shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Debentures.

Notice to Prospective Investors in the United Arab Emirates

The Debentures have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

VALIDITY OF THE DEBENTURES

The validity of the Debentures will be passed upon for BNSF by the law firm of Cravath, Swaine & Moore LLP, New York, New York, and will be passed upon for the underwriters by the law firm of Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements of Burlington Northern Santa Fe, LLC as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus supplement by reference to Burlington Northern Santa Fe, LLC’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU MAY FIND MORE INFORMATION

BNSF files annual, quarterly and current reports and other information with the SEC. BNSF’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. BNSF’s SEC filings are also made available free of charge on or through our website as soon as reasonably practicable after they are electronically filed with the SEC. You may access these SEC filings on our website at www.bnsf.com. We do not intend for information contained on or accessible through our website to be part of this prospectus supplement or the accompanying prospectus other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

The SEC allows BNSF to “incorporate by reference” the information BNSF files with them, which means that BNSF can disclose important information to you by referring you to documents that BNSF has filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that BNSF files later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents until completion of the sale of the Debentures to the public:

(1)	Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the SEC on February 26, 2024); and

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (filed with the SEC on May 6, 2024).

BNSF also incorporates by reference BNSF’s future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except that, unless specifically stated to the contrary, none of the information that we disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K, including exhibits relating to those disclosures, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement and the accompanying prospectus) until completion of the sale of the Debentures to the public. Any statement contained in this prospectus supplement or the accompanying prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

If you would like a copy of any of the documents incorporated by reference into this prospectus supplement, please make your request in writing or by telephone to:

Burlington Northern Santa Fe, LLC

2301 Lou Menk Drive, GOB-2W

Fort Worth, Texas 76131-2825

Attention: Treasurer

Telephone: (817) 352-3478

BNSF will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

PROSPECTUS

Burlington Northern Santa Fe, LLC

Debt Securities

Burlington Northern Santa Fe, LLC (“BNSF”) may offer the debt securities as separate series in amounts, at prices, and on terms to be determined at the time of sale. For each offering, a prospectus supplement will accompany this prospectus and will contain all the terms of the series of debt securities for which this prospectus is being delivered.

BNSF may sell debt securities to or through one or more underwriters or dealers, and also may sell debt securities directly to other purchasers or through agents. The accompanying prospectus supplement will set forth information regarding the underwriters or agents involved in the sale of the debt securities for which this prospectus is being delivered. See “Plan of Distribution” for possible indemnification arrangements for underwriters, agents, and their controlling persons.

This prospectus may not be used for sales of securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

BNSF’s principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (800) 795-2673.

The date of this prospectus is May 6, 2022.

BNSF has not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus, and does not take responsibility for any unauthorized information or representations. This prospectus is an offer to sell only the debt securities described in this prospectus and any applicable prospectus supplement, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Currency amounts in this prospectus are stated in United States dollars, unless indicated otherwise.

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BURLINGTON NORTHERN SANTA FE, LLC

Burlington Northern Santa Fe, LLC, a Delaware limited liability company, is a holding company that conducts no operating activities and owns no significant assets other than through its interests in its subsidiaries. Burlington Northern Santa Fe Corporation was incorporated in the State of Delaware on December 16, 1994. On February 12, 2010, Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), acquired 100% of the outstanding shares of Burlington Northern Santa Fe Corporation common stock that it did not already own. The acquisition was completed through the merger of a Berkshire wholly-owned merger subsidiary and Burlington Northern Santa Fe Corporation, with the surviving entity renamed Burlington Northern Santa Fe, LLC (“BNSF”). As used in this prospectus, “BNSF” refers to Burlington Northern Santa Fe, LLC, its predecessor Burlington Northern Santa Fe Corporation and BNSF’s subsidiaries unless the context requires otherwise. BNSF is engaged primarily in freight railroad transportation through its ownership of its principal operating subsidiary, BNSF Railway Company (“BNSF Railway”). BNSF Railway operates one of the largest railroad networks in North America. BNSF Railway operates approximately 32,500 route miles of track (excluding multiple main tracks, yard tracks and sidings) in 28 states and also operates in three Canadian provinces as of December 31, 2021. BNSF Railway serves major cities and ports in the western and southern United States, Canadian and Mexican traffic and important gateways to the eastern United States.

BNSF Railway derives a substantial portion of its revenues from transportation services provided by the following business units: Consumer Products, which includes the business areas of domestic intermodal (including truckload/intermodal marketing companies and expedited truckload/less-than-truckload/parcel), international intermodal and automotive; Industrial Products, including the business areas of construction products, petroleum products, building products, chemicals and plastics products and food and beverages; Agricultural Products; and Coal.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, BNSF will use the net proceeds from the sale of the debt securities for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of outstanding indebtedness, and distributions.

DESCRIPTION OF DEBT SECURITIES

General

BNSF will issue the debt securities under an Indenture dated as of December 1, 1995, as amended (the “Indenture”), between BNSF and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor-in-interest to The First National Bank of Chicago, as Trustee. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. BNSF may issue the debt securities from time to time in one or more series. (Section 301) The particular terms of each series will be described in a prospectus supplement and may be different than those described here.

The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If BNSF refers to particular sections or capitalized defined terms of the Indenture, those sections or defined terms are incorporated by reference into this prospectus or the prospectus supplement.

BNSF is a holding company that conducts its operations through its operating subsidiaries. Accordingly, BNSF’s ability to pay principal and interest on the debt securities depends, in part, on its ability to obtain dividends or loans from its operating subsidiaries, which may be subject to contractual restrictions. In addition, the rights of BNSF and the rights of its creditors, including holders of the debt securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors, except to the extent BNSF itself may be a creditor with recognized claims against the subsidiary.

BNSF is an indirect wholly owned subsidiary of Berkshire, which has control over all decisions requiring equity holder approval, including the election of BNSF’s directors. In circumstances involving a conflict of interest between Berkshire and BNSF’s creditors, Berkshire could exercise its control in a manner that would benefit Berkshire to the detriment of BNSF’s creditors.

The covenants in the Indenture will not necessarily afford the holders of the debt securities protection in the event of a decline in BNSF’s credit quality resulting from highly leveraged or other transactions involving BNSF.

BNSF may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. BNSF may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) BNSF may issue either senior or subordinated debt securities under the Indenture. (Section 301) The senior debt securities will constitute part of BNSF’s senior debt and will rank equally with all of its other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to all of BNSF’s senior indebtedness. BNSF has substantial amounts of senior indebtedness and the Indenture does not limit BNSF’s ability to incur additional senior indebtedness. (Section 301) The applicable prospectus supplement will describe the detailed terms of any subordination provision for that series.

The applicable prospectus supplement will describe the following terms of the debt securities (to the extent applicable):

(1) the price of the debt securities;

(2) the title of the debt securities;

(3) the ranking of the debt securities;

(4) any limit on the aggregate principal amount of the particular series of debt securities;

(5) the principal payment date or dates;

(6) the interest rate at which the debt securities will bear interest, the date or dates from which interest will accrue, the interest payment dates and the associated regular record date for payment of interest;

(7) the place where principal and interest will be paid on the debt securities;

(8) whether and how debt securities may be redeemed;

(9) whether BNSF is obligated to redeem or purchase debt securities pursuant to any sinking fund or similar arrangement and, if so, the terms of the arrangement;

(10) whether BNSF is obligated to purchase debt securities solely from proceeds of the sale of specified stock and, if so, the terms of the arrangement;

(11) the denominations of the debt securities, if other than denominations of $1,000;

(12) whether the amount of principal of or interest on the debt securities may be determined with reference to an index or pursuant to a formula and how the amounts will be determined;

(13) any foreign currency in which the principal of or interest on the debt securities may be paid and the manner in which the principal amount thereof would be translated into the currency of the United States of America for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time;

(14) any alternate currency in which the principal of or interest on the debt securities is to be payable and the periods and the terms for payment;

(15) how much of the principal amount of the debt securities will be payable upon declaration of acceleration of the maturity of the debt securities if more or less than the entire amount;

(16) if the principal amount payable at the stated maturity of the debt securities will not be known any time before the stated maturity, the amount deemed to be the principal amount as of that date for any purpose (or, the manner in which the deemed principal amount is to be determined), including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of that date;

(17) the applicability of the provisions of the Indenture described under “—Defeasance and Covenant Defeasance — Defeasance and Discharge” or “—Defeasance and Covenant Defeasance — Defeasance of Certain Covenants”;

(18) whether any debt securities will be issued in the form of one or more global securities and, if so, the depositaries for the global securities, the form of any legend to be placed on the global securities in addition to or instead of the legend referred to under “—Global Securities” and, if different from those described under “—Global Securities”, any circumstances under which the global securities may be exchanged for registered debt securities, and how any transfer of the global securities may be registered, in the names of persons other than the depositary for the global securities or its nominee;

(19) whether the debt securities will be subject to optional interest rate reset provisions;

(20) whether the debt securities will be subject to optional extensions of maturity provisions;

(21) any addition to or change in the events of default applicable to the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of the debt securities due and payable;

(22) the right or the obligation, if any, to extend interest payments and, if so, the terms of the extension;

(23) the subordination terms of any series;

(24) whether and under what circumstances BNSF will pay additional amounts to any holder or any type of holder of a debt security or of a trust related to a debt security in respect of any tax, assessment or governmental charge and, if so, whether BNSF will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

(25) any addition to or change in the covenants in the Indenture applicable to the debt securities; and

(26) any other terms of the debt securities. (Section 301)

Debt securities may be sold at a substantial discount below their principal amount. Any United States income tax considerations applicable to debt securities that provide for an amount less than the principal amount to be due and payable upon acceleration of the maturity of the security (commonly referred to as original issue discount securities) may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities which are denominated in a foreign currency may be described in the applicable prospectus supplement.

Form, Exchange and Transfer

BNSF will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. (Section 302)

No debt security shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such debt security an executed certificate of authentication substantially in the form provided in the Indenture. (Section 303)

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by BNSF. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. (Section 305) The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. BNSF has appointed the Trustee as security registrar. (Section 305) Any transfer agent (in addition to the security registrar) initially designated by BNSF for any debt securities will be named in the applicable prospectus supplement. BNSF may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, BNSF will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities are to be partially redeemed, BNSF will not be required to:

•	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Global Securities

Any of the debt securities may be represented by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. (Section 301) Unless otherwise provided in the prospectus supplement, the global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), or other successor depositary appointed by BNSF (DTC or such other depositary is referred to in this prospectus as the “depositary”) and registered in the name of the depositary or its nominee. The global security will bear a legend regarding the restrictions on exchange and registration of transfer referred to below and any other matters as may be provided for in the Indenture. Debt securities will not be issued in definitive form unless the prospectus supplement states otherwise.

No global security may be exchanged for registered debt securities, and no transfer of a global security may be registered in the name of any person other than the depositary or its nominee unless:

•

the depositary has notified BNSF that it is unwilling or unable to continue as depositary or has ceased to be qualified to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	an event of default occurs and continues with respect to the debt securities represented by the global security; or

•	there exist any other circumstances described in the applicable prospectus supplement.

All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs. (Sections 204 and 305)

The depositary has advised BNSF as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission (the “SEC”).

When BNSF issues debt securities represented by a global security, purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except when use of the book-entry system for the debt securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

When the depositary, or its nominee, is the registered owner of the global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as described above, beneficial owners:

•	will not be entitled to have debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

•	will not be considered the owners or holders of the global security or any debt securities represented by the global security for any purpose under the Indenture.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Unless otherwise specified in the applicable prospectus supplement, holders may elect to hold interests in the debt securities in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the applicable prospectus supplement, Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear system is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

Global Clearance and Settlement Procedures

Initial settlement for debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in debt securities settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of the sale of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following the settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time. BNSF will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. The information in the sections concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that BNSF believes to be reliable, but BNSF has not attempted to verify the accuracy of this information.

Payment and Paying Agents

BNSF will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)

BNSF will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that BNSF designates. (Section 1002) BNSF may pay interest by check mailed to the address of the person entitled to the payment as the address appears in the security register. (Section 202) BNSF has designated the corporate trust office of the Trustee in New York, New York as BNSF’s sole paying agent for payments on the debt securities. Any other paying agents initially designated by BNSF for the debt securities will be named in the applicable prospectus supplement. BNSF may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. BNSF must maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

Any money paid by BNSF to a paying agent for the payment of the principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable may be repaid to BNSF at BNSF’s request. (Section 1003)

Negative Pledge

In the Indenture, BNSF covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any lien upon the stock of BNSF Railway (or any successor or assign of BNSF Railway, whether by merger or otherwise) to secure any indebtedness (other than debt securities issued under the Indenture) of BNSF, any of its subsidiaries or any other person, unless all of the outstanding debt securities are directly secured equally and ratably with the indebtedness. (Section 1008) For purposes of the Indenture, “lien” means any mortgage, pledge, lien or any other encumbrances. (Section 101)

Consolidation, Merger and Sale of Assets

BNSF may not consolidate or merge with any entity, or convey, transfer or lease substantially all of its properties and assets to any entity, and may not permit any entity to convey, transfer or lease substantially all of its properties and assets to BNSF, unless:

•

the successor entity (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes BNSF’s obligations on the debt securities and under the Indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue. (Section 801)

Events of Default

Each of the following will constitute an event of default under the Indenture with respect to debt securities of any series:

(1) failure to pay principal of or any premium on any debt security of that series when due ;

(2) failure to pay any interest on any debt securities of that series when due, continued for 30 days;

(3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4) failure to perform, or breach of, any other covenant or warranty of BNSF in the Indenture with respect to debt securities of that series (other than a covenant included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to BNSF by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; or

(5) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

Under the Indenture, if a default occurs with respect to debt securities of any series, the Trustee must give the holders of debt securities of such series notice of such default known to the Trustee, within 90 days after the occurrence thereof. However, except in the case of default in the payment of the principal of or interest on any of the debt securities, or in the payment of any sinking or purchase fund installment, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of the debt securities of such series. (Section 602)

If an event of default (other than an event of default described in clause (4) above that applies to all outstanding debt securities) with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. If an event of default described in the preceding sentence applies to any debt security that is an original issue discount security or the principal amount of the debt security is not then determinable, the portion of the principal amount of the debt security, or other amount in lieu of the principal amount, as may be specified in the terms of the debt security, may be declared to be due and payable immediately as provided in the preceding sentence. If an event of default described in clause

(4) above that applies to all outstanding debt securities occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of all the debt securities then outstanding (treated as one class) may declare the principal amount of all the debt securities then outstanding to be due and payable immediately by giving notice as provided in the Indenture. If an event of default described in the preceding sentence applies to any debt security that is an original issue discount security, the portion of the principal amount of the debt security as may be specified in the terms of the debt security may be declared to be due and payable immediately as provided in the preceding sentence. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see “— Modification and Waiver”.

Generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee reasonable indemnity. (Section 603) If the Trustee is offered reasonable indemnity under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•

the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

•

the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

BNSF will furnish annually a statement to the Trustee by certain of its officers as to whether or not BNSF, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

Modifications and amendments of the Indenture may be made by BNSF and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(2) reduce the principal amount of, or any premium or interest on, any debt security;

(3) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of maturity;

(4) change any place of payment where, or the currency in which, principal of, or any premium or interest on, any debt security is payable;

(5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the maturity of such debt security;

(6) reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;

(7) reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of certain defaults or waiver of compliance with certain provisions of the Indenture; or

(8) make certain modifications to the provisions with respect to modification and waiver. (Section 902)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1009)

In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date:

(1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security was accelerated to that date;

(2) if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security; and

(3) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in that clause).

Certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of the Indenture, will not be deemed to be outstanding. (Section 101)

BNSF will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, that action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or a shorter period as specified by BNSF (or the Trustee, if it sets the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, will apply to the debt securities of any series or to any specified part of a series. (Section 1401)

Defeasance and Discharge. Section 1402 of the Indenture provides that BNSF may be discharged from all its obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust). To be discharged from those obligations, BNSF must deposit in trust for the benefit of the holders of the debt securities money or U.S. government obligations, or both, which, through the payment of principal and interest on the deposited money or U.S. government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. BNSF may only do this if, among other things, BNSF has delivered to the Trustee an opinion of counsel to the effect that BNSF has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1402 and 1404)

Defeasance of Certain Covenants. Section 1403 of the Indenture provides that:

•

in certain circumstances, BNSF may omit to comply with certain restrictive covenants, including those described under “—Negative Pledge” and any that may be described in the applicable prospectus supplement; and

•

in those circumstances, the occurrence of certain events of default, which are described above in clause (4) (with respect to the restrictive covenants) under “—Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default with respect to the debt securities.

BNSF, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest on the deposited money or U.S. government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. BNSF will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. (Sections 1403 and 1404)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Sections 101 and 106)

Title

BNSF, the Trustee and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

PLAN OF DISTRIBUTION

BNSF may sell the securities:

•	through an underwriter or underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers, including affiliates of BNSF; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offerings of any securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

If underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from BNSF or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions.

Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

BNSF may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. BNSF may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for BNSF or subsidiaries of BNSF in the ordinary course of business.

If so indicated in a prospectus supplement, BNSF will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from BNSF pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by BNSF and sales of securities may be made by BNSF directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of BNSF will solicit or receive a commission in connection with direct sales by BNSF of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

VALIDITY OF SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of the securities offered by this prospectus may be passed upon for BNSF by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K have been audited by Deloitte  & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU MAY FIND MORE INFORMATION

BNSF files annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. BNSF’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. We also maintain a website at www.bnsf.com. BNSF does not intend for information contained on or accessible through BNSF’s web site to be part of this prospectus other than the documents that BNSF files with the SEC that are incorporated by reference into this prospectus.

BNSF has filed a registration statement with the SEC under the Securities Act. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement; certain items are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements that BNSF makes in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, BNSF refers you to the exhibit for a more complete description of the matter involved, and each statement that BNSF makes is qualified in its entirety by such reference.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about BNSF or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

The SEC allows BNSF to “incorporate by reference” the information BNSF files with them, which means that BNSF can disclose important information to you by referring you to documents which BNSF has filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that BNSF files later with the SEC will automatically update and supersede this information. BNSF incorporates by reference the following documents:

(1) Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on February 28, 2022); and

(2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (filed with the SEC on May 2, 2022).

BNSF also incorporates by reference BNSF’s future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except that, unless specifically stated to the contrary, none of the information that BNSF discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K, including exhibits relating to those disclosures, that BNSF may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus) until completion of the sale of the securities to the public. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you would like a copy of any of the documents incorporated by reference into this prospectus, please make your request in writing or by telephone to:

Burlington Northern Santa Fe, LLC

2301 Lou Menk Drive, GOB-2W

Fort Worth, Texas 76131-2825

Attention: Treasurer

Telephone: (817) 352-3478

BNSF will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

BNSF’s SEC filings are also made available free of charge on or through BNSF’s web site as soon as reasonably practicable after they are electronically filed with the SEC.

$1,300,000,000

Burlington Northern Santa Fe, LLC

5.500% Debentures due March 15, 2055

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	BofA Securities

Morgan Stanley

Co-Managers

Academy Securities	PNC Capital Markets LLC	US Bancorp

June 3, 2024